SCHEDULE 14C INFORMATION

INFORMATION STATEMENT
PURSUANT TO SECTION 14 (C)
OF THE
SECURITIES EXCHANGE ACT OF 1934

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[     ]           Preliminary Information Statement
[     ]           Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d) (2)
[ X ]           Definitive Information Statement

Juniper Group, Inc.
(Exact name of registrant as specified in its charter)

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Juniper Group, Inc.
20283 State Road 7, Suite 300
Boca Raton, FL 33498
(561) 807-8990

NOTICE OF SHAREHOLDER ACTION BY WRITTEN CONSENT

To the Stockholders of Juniper Group, Inc.:

This Information Statement is furnished to the stockholders of Juniper Group, Inc., a Nevada corporation (“Juniper”), in connection with our prior receipt of approval by written consents, in  lieu of a special meeting, of the holders of a majority of our common stock authorizing the board of directors of Juniper, if it deems it advisable to within the next twelve months, effectuate any or all of the following actions: (i) an  increase (the “ Common Increase”)  in the number of authorized shares of the common stock of Juniper from 5 billion shares to 10 billion  shares,  (ii) a reverse stock split (the “Stock Split”) of the issued and outstanding shares of common stock on a basis of up to 1 for 500, and (iii) a decrease in the par value of the common stock from $.001 to $.0001 (the “Par Value Change”)  (such actions collectively to be referred to as (the “Actions”)).  On July 10, 2009, Juniper obtained the approval of the Actions by written consent of stockholders that are the record owners of 861,600,000 shares of common stock and 37,741,897 shares of our voting preferred stock which represent an aggregate of 4,203,856,910 votes or approximately 50.41% of the voting power as of July 10, 2009.  The Actions cannot be effectuated until 20 days after the mailing of this Information Statement and after the filing of the amended Articles of Incorporation with Secretary of State of the State of Nevada respect to the Common Increase, the Preferred Increase, the Reverse Stock Split and the Par Value Change.   A copy of the certificate of amendment affecting the Common Increase, the Preferred Increase, the Reverse Stock Split and the Par Value Change is attached to this information statement as Exhibit A.

JUNIPER IS NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED TO NOT SEND A PROXY.   Because the written consent of the holders of a majority of our voting power satisfies all applicable stockholder voting requirements, we are not asking for a proxy: please do not send us one.

Only stockholders of record at the close of business on July 10, 2009 shall be given a copy of the Information Statement.  The date on which this Information Statement will be sent to stockholders will be on or about July 23, 2009.

The accompanying information statement is for information purposes only.  Please read it carefully.

By Order of the Board of Directors

 /s/ Vlado P.Hreljanovic
Vlado P. Hreljanovic, Chief Executive Officer

Boca Raton, Florida
July 23, 2009

This information statement is being furnished to all holders of the common stock of Juniper as of July 10, 2009 in connection with the action taken by written consent of holders of approximately 50.41% of the outstanding voting power of Juniper to authorize the board of directors to effectuate, within the next 12 months, if it deems it advisable, any or all of the following actions: an increase in the number of authorized shares of common stock of Juniper to 10 billion shares,  a 1 for 500 reverse stock split of the issued and outstanding shares of common stock, and a  decrease in the par  value of the common stock from $.001 to $.0001.

ITEM 1.

INFORMATION STATEMENT

This Information Statement is furnished to the stockholders of Juniper Group, Inc., a Nevada corporation (“Juniper”), in connection with our prior receipt of approval by written consents, in  lieu of a special meeting, of the holders of a majority of our voting stock authorizing the board of directors of Juniper, if it deems it advisable, to within the next 12 months,  effectuate any or all of the following actions: (i) an  increase (the “ Common Increase”)  in the number of authorized shares of the common stock of Juniper from 5 billion shares to 10 billion  (10,000,000,000) shares,  (ii) a reverse stock split (the “Stock Split”) of the issued and outstanding shares of common stock on a basis of up to 1 for 500, and (iii) a decrease in the par value of the common stock from $.001 to $.0001(the “Par Value Change”)  (such actions collectively to be referred to as (the “Actions”)).  On July 10, 2009, Juniper obtained the approval of the Actions by written consent of the stockholder that are the record owners of 861,600,000 shares of common stock and 37,741,897 shares of our preferred stock which represent an aggregate of 4,203,856,910 votes or approximately 50.41% of the voting power as of July 10, 2009.

The Actions cannot be effectuated until 20 days after the mailing of this Information Statement and after the filing of the amended Articles of Incorporation with Secretary of State of the State of Nevada with respect to the Increase, Stock Split and Par Value Change.   The amendments to the Articles of Incorporation to effectuate the Increase, the Stock Split and Par Value Change would be filed at a future date and time to be determined by the board of directors. A copy of the certificate of amendment affecting the Common Increase, the Stock Split and the Par Value Change is attached to this information statement as Exhibit A.  The number of authorized shares of all classes of stock will not be reduced as a result of the proposed Stock Split.

The date on which this Information Statement will be sent to stockholders will be on or about July 23, 2009.

This information statement is being furnished to all holders of the common stock of Juniper as of July 10, 2009.

The Board of Directors, and persons owning a majority of the outstanding voting securities of Juniper, have unanimously adopted, ratified and approved the proposed actions by the Juniper board of directors.  No other votes are required or necessary.

The Quarterly Report on Form 10-Q for quarterly period ended March 31, 2009 and the Annual Report on Form 10-K for the year ended December 31, 2008, and any reports on Form 8-K filed by Juniper during the past year with the Securities and Exchange Commission may be viewed on the Securities and Exchange Commission’s web site at www.sec.gov in the Edgar Archives.  Juniper is presently current in the filing of all reports required to be filed by it.

 Only one information statement is being delivered to multiple shareholders sharing an address, unless we have received contrary instructions from one or more of the shareholders. We will undertake to deliver promptly upon written or oral request a separate copy of the information statement to a stockholder at a shared address to which a single copy of the information statement was delivered. You may make a written or oral request by sending a written notification to our principal executive offices stating your name, your shared address, and the address to which we should direct the additional copy of the information statement or by calling our principal executive offices at (561) 807-8990. If multiple shareholders sharing an address have received one copy of this information statement and would prefer us to mail each stockholder a separate copy of future mailings, you may send notification to or call our principal executive offices. Additionally, if current shareholders with a shared address received multiple copies of this information statement and would prefer us to mail one copy of future mailings to shareholders at the shared address, notification of that request may also be made by mail or telephone call to our principal executive offices.

VOTE REQUIRED

Pursuant to Juniper’s Bylaws and the Nevada Revised Statutes, a vote by the holders of at least a majority of the Company’s outstanding votes is required to effect the Actions. The Company’s certificate of incorporation does not authorize cumulative voting. As of the Record Date, the Company had 4,991,194,518 voting shares of common stock issued and outstanding and 37,934,480 shares of voting preferred stock issued and outstanding of which the common stock was entitled to 4,991,194,518 votes and the preferred stock was entitled to 3,348,034,400 votes.   4,169,614,460 votes are required to pass each of the Actions. The consenting stockholders are entitled to 4,203,856,910 votes, which represents approximately 50.41% of the issued and outstanding votes with respect to the Company’s shares of common stock and preferred stock.  Pursuant to Section 78.320 of the Nevada Revised Statutes, the consenting stockholders voted in favor of the actions described herein in a unanimous written consent, dated July 10, 2009.

GRANT AUTHORITY TO THE BOARD OF DIRECTORS TO AMEND THE ARTICLES OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF COMMON SHARES

Purpose: Juniper’s board of directors has unanimously adopted a resolution seeking stockholder approval to authorize the board it in its discretion, within the next twelve months, to increase the number of authorized shares of common stock from 5 billion shares to 10 billion shares. Juniper’s Articles of Incorporation, as currently in effect, authorizes Juniper to issue up to 5 billion shares of common stock, par value $0.001 per share. The Board of Directors has proposed an increase in the number of authorized shares of the common stock of Juniper.  Upon the approval by the consenting shareholders holding a majority of the outstanding voting power and then the filing of the Amended Articles of Incorporation, Juniper will be authorized to issue 10 billion shares of common stock and the authorized number of shares of preferred stock, will remain the same.

The Board of Directors believes that authorizing it to effectuate this increase in the number of authorized shares is in the best interest of Juniper and its stockholders in that it could be  obligated to issue common stock  upon conversion of certain existing outstanding convertible debt and preferred stock in excess of the amount authorized  and it will provide the Company with available shares that could be issued upon such conversion and for various corporate purposes, including acquisitions, stock dividends, stock splits, stock options, convertible debt and equity financings for other corporate purposes which may be identified in the future, as the board of directors determines in its discretion  At July 10, 2009, Juniper had 8,805,482 of common  stock available  for issuance which we believe will not be sufficient to satisfy all outstanding debt obligations  At July  10, 2009, the outstanding principal balance of our convertible debt  was $3,631,783. Since our debt and our Series B preferred shares do not convert into shares of common shares at fixed prices (certain debt converts at a rate of 28% of the average of the three lowest intraday trading prices for our common stock during the 20 day period before the conversion and other debt converts at a rate equal to 50% of the average bid and asked price on the day prior to conversion) it is difficult for us to accurately quantify the number of shares that we will be required to issue upon such conversions. On July 10, 2009 the average of the three lowest intraday trading prices for the common stock for the prior 20 days was $0.002.  Using the July 10, 2009 numbers, if all of the debt were to convert to common stock, warrants and all of our preferred stock were to convert, we would be required to issue approximately an additional 122,000,000,000 shares, which would exceed the number of shares currently available for issuance. The Board of Directors believes that it is in Juniper's and Juniper's stockholders' best interests to authorize it if it deems it necessary to increase the availability of additional authorized but unissued capital stock to enable Juniper to promptly take advantage of market conditions and the availability of favorable opportunities without delay and expense associated with holding a special meeting of stockholders. The Board of Directors has no immediate plans, understandings, agreements or commitments to issue additional shares of stock for any purpose not previously disclosed in the company’s public filings.

The increased capital will provide the Board of Directors with the ability to issue additional shares of stock without further vote of the stockholders of Juniper, except as provided under Nevada corporate law or under the rules of any national securities exchange on which shares of stock of Juniper are then listed. Under Juniper’s Articles, the Juniper stockholders do not have preemptive rights to subscribe to additional securities which may be issued by Juniper, which means that current stockholders do not have a prior right to purchase any new issue of capital stock of Juniper in order to maintain their proportionate ownership of Juniper's stock.

Effect:  Issuance of any additional shares of common stock would both dilute the equity interest and the earnings per share of existing holders of the common stock. Such dilution may be substantial depending upon the amount of shares issued. The newly authorized shares will have voting and other rights identical to those of the currently issued common stock.  However, the increase could have a dilutive effect on the voting power of existing stockholders.

The authorization of additional capital, under certain circumstances, may have an anti-takeover effect, although this is not the intent of the Board of Directors. For example, it may be possible for the Board of Directors to delay or impede a takeover or transfer of control of Juniper by causing such additional authorized shares to be issued to holders who might side with the Board in opposing a takeover bid that the Board of Directors determines is not in the best interests of Juniper and our stockholders. The increased authorized capital therefore may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempts, the increased capital may limit the opportunity for Juniper stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. The increased authorized capital may have the effect of permitting Juniper’s current management, including the current Board of Directors, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of Juniper's business. However, the Board of Directors is not aware of any attempt to take control of Juniper and the Board of Directors did not propose the increase in Juniper's authorized capital with the intent that it be utilized as a type of anti-takeover device.

The relative voting and other rights of holders of the common stock will not be altered by the authorization of additional shares of common stock.  Each share of common stock will continue to entitle its owner to one vote.

 As a result of the increased authorization, the potential number of shares of common stock outstanding will be increased.

GRANT AUTHORITY TO THE BOARD OF DIRECTORS TO CONDUCT UP TO A ONE-FOR FIVE HUNDRED SHARE REVERSE STOCK SPLIT OF JUNIPER’S COMMON STOCK.

Purpose: Juniper’s board has unanimously adopted a resolution seeking shareholder approval to authorize the Board, in its the discretion to effectuate a reverse stock split within the next 12 months. The Stock Spilt would reduce the number of outstanding shares of our common stock .The board had determined that it would be in the Company’s best interest in the near future to conduct a reverse split of its common stock on up to a one for five hundred basis and has received the consent of holders of a majority of the voting power of the Company’s securities to authorize the board to conduct such a reverse split in the Board’s discretion within the next 12 months.

The primary purposes of the Stock Split are to accomplish the following:

a)  increase the per share price of the common stock to help maintain the interest of the markets;

b)  reduce the number of outstanding shares of common stock to a level more consistent with other public companies with a similar anticipated market capitalization; and

c)  provide the management of the Company with additional flexibility to issue shares to facilitate future stock acquisitions and financing for the Company.

For the above reasons, the board believes that the reverse stock split is in the best interest of the Company and its shareholders.  There can be no assurance, however, that the reverse stock split will have the desired benefits.

The board believes that a reverse split would provide for the combination of the presently issued and outstanding shares of common stock into a smaller number of shares of identical common stock.  The Stock Split would affect all common stockholders uniformly. This process, that is known as a reverse split, would take up to five hundred shares of the presently issued and outstanding common stock on the effective date of the amendment to the articles of incorporation that would carry out the reverse split and convert those shares into one share of the post-reverse stock split common stock.  The conversion rate of all securities convertible into common stock would be proportionately adjusted.

The board has indicated that fractional shares will not be issued.  Instead, Juniper will issue one full share of the post-reverse stock split common stock to any shareholder who would have been entitled to receive a fractional share as a result of the process.  Each shareholder will hold the same percentage of the outstanding common stock immediately following the Stock Split as that shareholder did immediately prior to the Stock Split, except for minor adjustment as a result of the additional shares that will need to be issued a result of the treatment of fractional shares.

For the above reasons, the board believes that the Stock Split is in the best interest of Juniper and its shareholders.  There can be no assurance, however, that the reverse stock split will have the desired benefits.

Effects: The Stock Split will be effected by filing an amendment to the Company’s Articles of Incorporation with the Nevada Secretary of State’s office and will become effective upon such filing and final approval of the board of directors of the Company.  The actual timing of any such filing will be made by the board of directors based upon its evaluation as to when the filing will be most advantageous to the Company and its shareholders.

Juniper is currently authorized to issue 5,000,000,000 shares of its common stock of which 4,991,194,518 shares are currently issued and outstanding, 134,480 shares of Series B convertible Preferred Stock are outstanding, which have  a 1 for 30 voting right for a total of 4,034,400 votes in any stockholder action, 300,000 shares of Series C convertible Preferred Stock, which have a 1 for 30 voting right for a total of 9,000,000 votes in any shareholder action, 6,500,000 shares of Non-Convertible Series D Voting Preferred Stock, which have a 1 for 60 voting right or a total of 390,000,000 votes in any shareholder action, and 31,000,000 shares of Non-Convertible Series E Voting Preferred Stock, which have a 1 for 95 voting right or a total of 2,945,000,000 votes in any shareholder action.  Currently, shareholders holding votes in excess of 50.41 % of the voting rights have consented in writing to the proposal.  A reverse split on a one for five hundred basis would reduce the number of issued and outstanding shares of common stock to approximately 9,982,389 but will not reduce the number of authorized shares of common stock.  The Stock Split will not have any effect on the stated par value of the common stock.

The effect of the Stock Split upon existing shareholders of the common stock will be that the total number of shares of Juniper’s common stock held by each shareholders will automatically convert into the number of whole shares of common stock equal to the number of shares of common stock owned immediately prior to the Stock Split divided by up to 500, with an adjustment for any fractional shares.  (Fractional shares will be rounded up into a whole share).

If acted upon by the Company’s board of directors, the consent by the majority of the common stock shareholders reported herein, would result in each shareholder’s percentage ownership interest in the company and proportional voting power will remain virtually unchanged, except for minor changes and adjustments that will result from rounding fractional shares into whole shares.  The rights and privileges of the holders of shares of common stock will be substantially unaffected by the Stock Split.  All issued and outstanding options, warrants, and convertible securities would be appropriately adjusted for the Stock Split automatically on the effective date of the Stock Split.  All shares, options, warrants or convertible securities that the Company has agreed to issue (or agrees to issue prior to the effective date of the Stock Split) also will be appropriately adjusted for the Stock Split.

The Stock Split may also result in some shareholders holding “odd lots” of less than 100 shares of common stock.  Brokerage commissions and other costs of transactions in odd lots may be higher, particularly on a per-share basis, than the cost of transactions in even multiples of 100 shares.

As a result of the proposal to conduct a Stock Split, Juniper will have more authorized shares available for issuance than it currently has available and therefore, there is a significant risk of shareholder value represented by the common stock being diluted.  The proposed Stock Split creates a risk that current shareholders of the common stock will see the value of those shares diluted through the issuance of additional authorized but currently unissued shares.  The current net tangible book value per share would be diluted if additional shares are issued without an increase taking place in the net book value of the assets of the Company.  The current book value of shares held by existing shareholders would not be maintained in the event additional shares are issued.  In the event that the board approves a 1 for 500 reverse split of the common stock and reduces the number of outstanding shares of common stock to approximately 9,982,389 and then authorizes the issuance of all 10,000,000,000 authorized shares, that action would have a material dilutive effect upon existing shareholders.

After the taking of any action to conduct or authorize the reverse split is filed there is not a requirement that shareholders obtain new or replacement share certificates.  Each of the holders of record of shares of the Company’s common stock that is outstanding on the effective date of the Stock Split may contact the Company’s transfer agent to exchange the certificates for new certificates representing the number of whole shares of post-reverse stock split common shares into which the existing shares have been converted as a result of the Stock Split.

GRANT AUTHORITY TO THE BOARD OF DIRECTORS TO REDUCE THE PAR VALUE OF THE COMMON SHARES FROM $.001 TO $.0001 PER SHARE.

Purpose: Juniper’s board has unanimously adopted a resolution seeking shareholder approval to authorize the Board, in its the discretion to effectuate a reduction in the par value of the common shares from $.001 to $.0001 per share. The board had determined that it would be in the Company’s best interest in the near future to reduce the par value of its common stock and has received the consent of holders of a majority of the voting power of the Company’s securities to authorize the board to file an amendment to the certificate of incorporation of the Company to effectuate such a reduction in the par value, in the Board’s discretion within the next 12 months.

The board believes that the reduction in par value is in the best interest of the Company and its shareholders because it will bring the par value in line with the par value of the common stock other similar companies.  In addition, it is believed that the reduction in par value will protect the value of the stock by deterring its trading at below par value.  The decrease in par value will also aid in reducing the Nevada annual franchise taxes that are paid by Juniper, the calculation of which is based in part upon the par value . There can be no assurance, however, that the reverse stock split will have the desired benefits.

Effects: Following effectiveness of the amendment to the certificate of incorporation, the stated capital on the balance sheet and additional paid in capital attributable to the common stock will be adjusted to reflect the reduced par value.   However, stockholders equity in the aggregate will not change. The surplus available for distributions will be increased.

EXISTING CERTIFICATES SHOULD NOT BE SENT TO THE COMPANY OR THE TRANSFER AGENT BEFORE THE EFFECTIVE DATE OF THE FILING OF THE PROPOSED AMENDMENTS TO THE ARTICLES OF INCORPORATION.

Until the shareholder forwards a completed letter of transmittal, together with certificates representing such shareholder’s shares of pre-reverse stock split common stock to the transfer agent and receives in return a new certificate representing shares of post-reverse stock split common stock, such shareholder’s pre-reverse stock split common stock shall be deemed equal to the number of whole shares of post-reverse stock split common shares to which such shareholder is entitled as a result of the Stock Split.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

The following discussion describes certain material federal income tax considerations relating to the proposed increase in authorized shares.  This discussion is based upon the Internal Revenue Code, existing and proposed regulations thereunder, legislative history, judicial decisions, and current administrative rulings and practices, all as amended and in effect on the date hereof.  Any of these authorities could be repealed, overruled, or modified at any time.  Any such change could be retroactive and, accordingly, could cause the tax consequences to vary substantially from the consequences described herein. No ruling from the Internal Revenue Service (the “IRS”) with respect to the matters discussed herein has been requested, and there is no assurance that the IRS would agree with the conclusions set forth in this discussion.

This discussion may not address federal income tax consequences that may be relevant to particular shareholders in light of their personal circumstances or to shareholders who may be subject to special treatment under the federal income tax laws.  This discussion also does not address any tax consequences under state, local or foreign laws.

SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCE OF THE INCREASE IN AUTHORIZED SHARES AND RESTATEMENT OF PAR VALUE FOR THEM, INCLUDING THE APPLICABILITY OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, CHANGES IN APPLICABLE TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION.

The increase in the number of authorized shares will not affect any existing shareholder’s number of shares as they currently exist, the reduction in the stated par value of each share may result in a decrease in the valuation assigned to such shares compared to their current valuation.

The Stock Split is intended to be a tax-free recapitalization to the Company and its shareholders, except for those shareholders who receive a whole share of common stock in lieu of a fractional share.  Shareholders will not recognize any gain or loss for federal income tax purposes as a result of the reverse stock split, except for those shareholders receiving a whole share of common stock in lieu of fractional shares (as described below).  The holding period for shares of common stock after the Stock Split will include the holding period of shares of common stock before the Stock Split, provided, that such shares of common stock are held as a capital asset at the effective date of the amendment.  The adjusted basis of the shares of common stock after the Stock Split will be the same as the adjusted basis of the shares of common stock before the Stock Split excluding the basis of fractional shares.

A shareholder who receives a whole share of common stock in lieu of a fractional share generally may recognize gain in an amount not to exceed the excess of the fair market value of such whole share over the fair market value of the fractional shares to which the shareholder was otherwise entitled.

QUESTIONS AND ANSWERS REGARDING THE PROPOSED INCREASE IN THE NUMBER OF AUTHORIZED COMMON SHARES AND THE STOCK SPLIT OF THE COMMON STOCK

Q.     WHY HAS THE PROPOSAL BEEN MADE TO INCREASE THE NUMBER OF COMMON SHARES?
A.  Our Board of Directors believes that the authorized shares of Common Stock remaining available for issuance may not be sufficient to fulfill all of its obligation to holders of securities convertible into shares of common stock of Juniper. Accordingly, our Board of Directors believes that it is in our best interests to authorize it to, if it deems it advisable, effectuate the increase in the number of authorized shares of Common Stock as proposed. The increase in the number of authorized shares of common stock is recommended by Juniper’s Board in order to provide a sufficient reserve of such shares to fulfill  such obligations and for the future growth and needs of Juniper.

 Q.     HAS THE BOARD OF DIRECTORS APPROVED THE PROPOSAL TO INCREASE THE NUMBER OF COMMON SHARES?
A.     The two members of the Board of Directors have approved the proposal to authorize the board to effectuate the increase in the number of common shares as in the best interest of Juniper and the best interest of the current shareholders of Juniper.

Q.     WILL I RECEIVE ANY ADDITIONAL SHARES OR A DIFFERENT CLASS OF SHARES AS A RESULT OF THE PROPOSAL TO INCREASE THE AUTHORIZED NUMBER OF SHARES?
A.     As a current shareholder of Juniper your class of stock and the number of shares that you hold will not be affected or change as a result of the adoption of the proposal to increase the authorized common stock.  For example, a current holder of 500 shares of common stock will remain a holder of 500 shares of common stock.

Q.     WHY IS APPROVAL SOUGHT FOR THE PROPOSED STOCK SPLIT OF THE COMMON STOCK ON A 1 FOR 500 BASIS?

A.     The Board seeks approval of the Stock Split.  It is the expectation of the Board that the Stock Split would increase the market price of the resulting common stock and thus maintain a higher level of market interest in the shares, including shares issued pursuant to the Company’s Employee Benefit Plans, provide additional flexibility to management with regard to the issuance of shares and maintaining the proper market capitalization of the Company.   The Board believes that the Stock Split will enhance the Company’s flexibility with regard to the ability to issue common stock for fulfillment of its current obligations as well as for proper corporate purposes that may be identified from time to time, such as financing, acquisitions, compensation of employees, the establishment of strategic business relationships with other companies or the expansion of Juniper's business or product lines through the acquisition of other businesses or products.

Q.     HAS THE BOARD OF DIRECTORS APPROVED THE PROPOSALS TO CONDUCT THE PROPOSED STOCK SPLIT?

A.     All members of the Board of Directors have approved the proposal to authorize the board to effectuate the Stock Split of the common stock as is in the best interest of Juniper and the best interest of the current shareholders of Juniper.

Q.     WILL I RECEIVE ANY ADDITIONAL SHARES OR A DIFFERENT CLASS OF SHARES AS A RESULT OF THESE PROPOSALS?
A.     As a current shareholder of Juniper your class of stock and the number of shares that you hold will be affected as a result of the adoption of the proposal to authorize the Stock Split.  For example, a current holder of 450 shares of common stock will remain a holder of 1 share of common stock in the event that the board effectuates a 1 for 500 Stock Split, a holder of 2,800 shares of common stock would become the holder of 6 shares of common stock.  The Stock Split will not will result in different classes or additional shares being sent to existing shareholders.

Q.  WILL THE CHANGES TO THE ARTICLES OF INCORPORATION RESULT IN ANY TAX LIABILITY TO ME?
A.  The proposed changes are intended to be tax free for federal income tax purposes.  The proposed Stock Split is intended to be tax free for federal income tax purposes

Q.  WHAT VOTE OF THE SHAREHOLDERS WILL RESULT IN THE PROPOSALS BEING PASSED?
A.  To approve the proposals the affirmative vote of a majority of the potential votes cast as stock holders is required.  Consents in favor of the proposals have already been received from shareholders holding a majority of the voting power of Juniper.

Q.  WHO IS PAYING FOR THIS INFORMATION STATEMENT?
A.  The Company will pay for the delivery of this information statement.

Q.  WHOM SHOULD I CONTACT IF I HAVE ADDITIONAL QUESTIONS?
A: Vlado Hreljanovic, President of Juniper, 20283 State Road 7, Suite 300 Boca Raton, FL 33498, (561) 807-8990.

VOTE REQUIRED FOR APPROVAL

Section 78.385 of the Nevada Revised Statutes provides an outline of the scope of the amendments of the Articles of Incorporation allowed a Nevada Corporation. This includes the amendments discussed herein.  The procedure and requirements to effect an amendment to the Articles of Incorporation of a Nevada corporation are set forth in Section 78.390.  Section 78.390 provides that proposed amendments must first be adopted by the Board of Directors and then submitted to shareholders for their consideration and must be approved by a majority of the outstanding voting securities.

The Board of Directors of Juniper has adopted, ratified and approved the change in the authorized shares of Juniper and submit the proposed changes to the shareholders for their approval.  The securities that are entitled to vote to amend Juniper’s Articles of Incorporation consist of issued and outstanding shares of Juniper’s $0.001 par value common voting stock outstanding on July  10, 2009 and shares of the Series B, Series C and Series D and Series E Preferred Stock outstanding on July 10, 2009, the record date for determining shareholders who are entitled to notice of and to vote on the proposed amendment to Juniper’s Articles of Incorporation.

DISSENTER'S RIGHTS OF APPRAISAL

The Nevada Revised Statutes (the Nevada Law) do not provide for dissenter's rights in connection with the proposed restatement of the Articles of Incorporation.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The Board of Directors fixed the close of business on July 10, 2009 as the record date for the determination of the common shareholders entitled to notice of the action by written consent.

At the record date, Juniper had 5 billion shares of common stock authorized with a stated par value of $0.001, of which 4,991,194,518 shares of $0.001 par value common stock were issued and outstanding.  Immediately after the Increase there will be 10 billion shares of common stock authorized.  As of July 10, 2009, 4,991,194,518 shares of common stock were be issued and outstanding.  The holders of shares of common stock are entitled to one vote per share on matter to be voted upon by shareholders.   The holders of shares of common stock are entitled to receive pro rata dividends, when and if declared by the board in its discretion, out of funds legally available therefore, but only if dividends on preferred stock have bee paid in accordance with the terms of the outstanding preferred stock and there exists no deficiency in the sinking fund for the preferred stock.

Dividends on the common stock are declared by the board of directors. Payment of dividends on the common stock in the future, if any, will be subordinate to the preferred stock, must comply with the provisions of the Nevada Revised Statutes and will be determined by the board of directors. In addition, the payment of any such dividends will depend on the Company's financial condition, results of operations, capital requirements and such other factors as the board of directors deems relevant.

Shareholders and the holders of a controlling interest equaling 50.41% of the voting power of Juniper, as of the record date, have consented to the proposed amendments to the Articles of Incorporation. The shareholders have consented to the action required to adopt the amendment of Juniper's Articles of Incorporation to authorize the Increase, the Stock Split and the Par Value Change.  This consent was sufficient, without any further action, to provide the necessary stockholder approval of the action.

According to the Company’s corporate charter, 500,000,000 shares of preferred stock have been authorized for issuance.  As of July 10, 2009, 37,959,837 have been designated for the Company’s five classes of preferred stock, of which 37,934,480 are shares with voting rights.

 12% CONVERTIBLE NON -VOTING PREFERRED STOCK

The Company's 12% non-voting convertible Preferred Stock entitles the holder to dividends equivalent to a rate of 12% of the Preferred Stock liquidation preference of $2.00 per annum (or $.24 per annum) per share payable quarterly on March 1, June 1, September 1, December 1 in cash or common stock of the Company having an equivalent fair market value. As of July 10, 2009, 25,357 shares of the Non-Voting Preferred Stock were outstanding.

The Company’s 12% non-voting convertible Preferred Stock is redeemable, at the option of the Company, at any time on not less than 30 days’ written or published notice to the Preferred Stockholders of record, at a price $2.00 per share (plus all accrued and unpaid dividends). The holders of the Preferred Stock have the opportunity to convert shares of Preferred Stock into Common Stock during the notice period. The Company does not have nor does it intend to establish a sinking fund for the redemption of the Preferred Stock.  As adjusted, the outstanding shares of Preferred Stock would currently be converted into fifteen shares of Common Stock.

 SERIES B VOTING CONVERTIBLE PREFERRED STOCK

The Company filed a Certificate of Designation of Series B Convertible Preferred Stock on January 4, 2006, pursuant to which the Company authorized for issuance 135,000 shares of Series B Preferred Stock, par value $0.10 per share, which shares are convertible after the earlier of (i) 45 days after the conversion of the 8% callable secured convertible notes issued in our recent financing, or (ii) 12 months after the registration statement filed on February 14, 2006 is declared effective (May 2007), at a conversion price equal to the volume weighted average price of our common stock, as reported by Bloomberg, during the ten consecutive trading days preceding the conversion date. The holders of the Series B Preferred Stock shall have the right to vote together with the holders of the Corporation’s Common Stock, on a 30 votes per share basis (and not as a separate class) on all matters presented to the holders of the Common Stock. The foregoing holders were existing investors before they did the exchange.  There are currently 134,480 shares of Series B Preferred Stock outstanding.

Shares of Series B Preferred Stock are convertible into shares of common stock of the Company at a conversion price which is equal to 50% of the closing bid price of the Company’s common stock.

 SERIES C VOTING CONVERTIBLE PREFERRED STOCK

The Company filed a Certificate of Designation of Series C Convertible Preferred Stock on March 23, 2006, pursuant to which the Company authorized for issuance 300,000 shares of Series C Preferred Stock, par value $0.10 per share, which shares are convertible after (i) the market price of the Common Stock is above $1.00 per share; (ii) the Company’s Common Stock is trading on the OTCBB market or the AMEX; (iii) the Company is in good standing; (iv) the Company must have more than 500 stockholders; (v) the Company must have annual revenue of at least four million dollars; (vi) the Company has at least $100,000 EBITA for the fiscal year preceding the conversion request. The holders of the Series C Preferred Stock shall have the right to vote together with the holders of the Corporation’s Common Stock, on a 30 votes per share basis (and not as a separate class), on matters presented to the holders of the Common Stock. 300,000 shares of Series C preferred stock are issued and outstanding.  220,000 shares of Series C preferred stock has been issued on February 14, 2008 to the Company’s President and as of July, 10, 2009 such shares were all outstanding.

NON-CONVERTIBLE SERIES D VOTING PREFERRED STOCK

The Company filed a Certificate of Designation of Series D Preferred Stock on February 5, 2007 and a Certificate of Change of Number of Authorized Shares and Par Value of Series D Preferred Stock on March 26, 2007, pursuant to which the Company authorized for issuance 6,500,000 of shares of Series D Preferred Stock, par value $0.001 per share.   Holders of the Series D Preferred Stock have the right to vote together with holders of the Company’s Common Stock, on a 60-votes-per-share basis (and not as a separate class), on all matters presented to the holders of the Common Stock.  The shares of Series D Preferred Stock are not convertible into Common Stock of the Company  6,500,000 shares Series D Preferred Stock has been issued to the Company’s President and were outstanding as of July 10, 2009.

NON-CONVERTIBLE SERIES E VOTING PREFERRED STOCK

The Company filed a Certificate of Designation of Series E Preferred Stock on July  10,  2009, pursuant to which the Company authorized for issuance 100,000,000 of shares of Series E Preferred Stock, par value $0.001 per share.   Holders of the Series E Preferred Stock have the right to vote together with holders of the Company’s Common Stock, on a 95-votes-per-share basis (and not as a separate class), on all matters presented to the holders of the Common Stock.  The shares of Series E Preferred Stock are not convertible into Common Stock of the Company  31,000,000 shares Series E Preferred Stock has been issued to the Company’s President and were outstanding as of July 10, 2009.

SECURITY OWNERSHIP OF EXECUTIVE OFFICERS, DIRECTORS AND FIVE PERCENT STOCKHOLDERS

The following table sets forth certain information concerning the ownership of the Company's common stock as of July 10, 2009, with respect to: (i) each person known to the Company to be the beneficial owner of more than five percent of the Company's common stock; (ii) all directors; and (iii) directors and executive officers of the Company as a group. The notes accompanying the information in the table below are necessary for a complete understanding of the figures provided below. As of July 10, 2009, there were 4,991,194,518 shares of common stock issued and outstanding.

TITLE OF CLASS	NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT & NATURE OF BENEFICIAL OWNERSHIP	PERCENT OF CLASS
Preferred Series "D" Stock ($0.001 par value)	Vlado Hreljanovic, President & Director 60 Cutter Mill Road, Suite 611 Great Neck, New York 11021	6,500,000 (1)	100%
Preferred Series "E" Stock ($0.001 par value)	Vlado Hreljanovic, President & Director 60 Cutter Mill Road, Suite 611 Great Neck, New York 11021	31,000,000 (2)	100%
Preferred Series “C” Stock ($0.10 par value)	Vlado Hreljanovic, President & Director 60 Cutter Mill Road, Suite 611 Great Neck, New York 11021	220,000 (3)	73.33%
Common Stock ($0.001 par value)	Vlado P. Hreljanovic 60 Cutter Mill Road, Suite 611 Great Neck, New York 11021	7,119 (4)	>0.01%
Common Stock ($0.001 par value)	Barry S. Huston 20 Melby Lane East Hills, New York 11576	0	0.00%
Common Stock ($0.001) par Value	Directors and Executive Officers as a Group	7,119	>0.001%

(1)	Series "D" preferred stock has voting rights of 60 to 1 of the common stock, these shares give Mr. Hreljanovic 390,000,000 votes in any shareholder vote.
(2) (3)
Series "E" preferred stock has voting rights of 95 to 1 of the common stock, these shares give Mr. Hreljanovic 2,945,000,000 votes in any shareholder vote.
Series “C” preferred stock has voting rights of 30 to 1 of the common stock, these shares give Mr. Hreljanovic 6,600,000 votes in any shareholder votes.

(4)	Indirect beneficial ownership of 7,119 shares of Common Stock owned by Mr. Hreljanovic’s children.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

No director, executive officer, nominee for election as a director, associate of any director, executive officer or nominee or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, in the proposed increase in the number of authorized shares of Juniper’s common stock and the restatement of the  par value of those shares or in any action covered by the related resolutions adopted by the Board of Directors, which is not shared by all other stockholders.

Nevada Anti-Takeover Provisions

The anti-takeover provisions of Sections 78.411 through 78.445 of the Nevada Corporation Law apply to us.  Section 78.438 of the Nevada law prohibits the Company from merging with or selling more than 5% of our assets or stock to any shareholder who owns or owned more than 10% of any stock or any entity related to a 10% shareholder for three years after the date on which the shareholder acquired our shares, unless the transaction is approved by our Board of Directors.  The provisions also prohibit us from completing any of the transactions described in the preceding sentence with a 10% shareholder who has held the shares more than three years and its related entities unless the transaction is approved by our Board of Directors or a majority of our shares, other than shares owned by that 10% shareholder or any related entity. These provisions could delay, defer or prevent a change in control of the Company.

FORWARD-LOOKING STATEMENTS

This information statement may contain certain “forward-looking” statements (as that term is defined in the Private Securities Litigation Reform Act of 1995 or by the U.S. Securities and Exchange Commission in its rules, regulations and releases) representing our expectations or beliefs regarding our company. These forward-looking statements include, but are not limited to, statements concerning our operations, economic performance, financial condition, and prospects and opportunities. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” “might,” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. These statements, by their nature, involve substantial risks and uncertainties, certain of which are beyond our control, and actual results may differ materially depending on a variety of important factors, including factors discussed in this and other of our filings with the U.S. Securities and Exchange Commission.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and in accordance with the Securities Exchange Act, we file periodic reports, documents, and other information with the Securities and Exchange Commission relating to our business, financial statements, and other matters. These reports and other information may be inspected and are available for copying at the offices of the Securities and Exchange Commission, 100 F Street, N.E., Washington, DC 20549. Our SEC filings are also available to the public on the SEC’s website at http://www.sec.gov ..

INCORPORATION OF FINANCIAL INFORMATION

We “incorporate by reference” into this Information Statement the information in certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference into this information statement the following documents we have previously filed with the SEC: our annual report on Form 10-K for period ending December 31, 2008 and our quarterly report on Form 10-Q for the quarterly periods ended March 31, 2009. You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Juniper Group, Inc.
20283 State Road 7, Suite 300
Boca Raton, FL 33498
Attention:  Vlado P. Hreljanovic

As we obtained the requisite stockholder vote for the amendment to the Plan described in this information statement upon delivery of written consents from the holders of a majority of our outstanding shares of common stock, WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY . This information statement is for informational purposes only. Please read this information statement carefully.

Dated: July 23, 2009
By Order of the Board of Directors

/s/ Vlado Hreljanovic                                                                .
Vlado Hreljanovic, President and Director

Exhibit “A”

CERTIFICATE OF

CERTIFICATE OF AMENDMENT TO THE

ARTICLES OF INCORPORATION OF

JUNIPER GROUP, INC.

Pursuant to NRS 78.2385 and 78.390 of the Nevada Revised Statutes, the undersigned person, desiring to amend the Articles of Incorporation of JUNIPER GROUP, INC., under the laws of the State of Nevada, does hereby sign, verify, and deliver to the Office of the Secretary of State of Nevada, this Amendment to the Articles of Incorporation for the above-named company (hereinafter referred to as the "Company"):

The amendment contained herein was approved by a majority vote of shareholders of the Company on July 7, 2009.

FIRST: The Articles of Incorporation of the Company were first filed and approved by the Office of the Secretary of State of Nevada on January 22, 1997. This Amendment to the Articles will become effective upon the filing of the Certificate with the Nevada Secretary of State.

SECOND: That ARTICLE III shall be amended as follows:

"The aggregate number of shares of common stock which the Company shall have authority to issue is Ten Billion (10,000,000,000) shares.”

THIRD:  Article III is further amended by changing the par value of the common stock to the following:

 “The par value shall be $.0001 per share.”

THIRD:  Article III is further amended by adding at the end thereof the following:

“Effective as of July ____, 2009, each share of common stock of the Corporation issued and outstanding as of the record date set by the Corporation's board of directors will be subject to a 1 for 500 reverse split, with all fractional shares being rounded up to the nearest whole share.”

All other aspects of Article III shall remain unchanged.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to the Articles of Incorporation to be signed by Vlado P. Hreljanovic, its Chief Executive Officer, this ____ day of __________, 2009.

_/s/Vlado P. Hreljanovic Vlado P. Hreljanovic Chief Executive Officer